Exhibit 10.1

[Avant Advisory Group Letterhead]

May 11, 2010

Mr. Cesar M. Garcia

IRIS International Inc.

Chairman, President and Chief Executive Officer

9172 Eton Ave.

Chatsworth, CA 91311

Dear Mr. Garcia:

Avant Advisory Group, LLC (“Avant” or “we”) is pleased that IRIS International Inc. (“Company” or “you”) has selected us to provide IRIS with outsourced interim services (the “Services”). The Services and fees are described on the attached Schedule to Interim Services Agreement (the “Schedule”) and will be provided by the individual (the “Avant Resource”) identified on such Schedule. Schedules for additional Avant Resources may be added from time to time upon the mutual written agreement of the parties.

Engagement

The Avant Resource will be one of Avant’s professionals, and we will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Avant Resource, unless agreed to otherwise as indicated in any Schedule. You will be solely responsible for providing the Avant Resource day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services. Avant will have no oversight, control, or authority over the Avant Resource with respect to the Services. The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes. The Company will designate an executive and/or board level individual to be responsible for overseeing the Services. The Avant Resource will report directly to such individual with respect to the provision of the Services. However, only if acting as an executive officer of the Company and is authorized by the Company to make such decision, the Avant Resource will be permitted or required to be the ultimate decision making authority for any material decision relating to your business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring.

Fees and Expenses.

The Company will pay Avant the fees set forth on the applicable Schedule. In addition, the Company will reimburse Avant directly for all travel and out-of-pocket expenses incurred in connection with this agreement (including any Schedules).

Payment Terms

Payments to Avant should be made automatically semi-monthly by electronic transfer in accordance with the wire instructions below or such alternative instructions as provided by us from time to time.

Bank Name and Address:	Wells Fargo Bank
San Francisco, CA
ABA Transit/Routing Number	122000247
Beneficiary Account Number:	1864310832
Beneficiary:	Avant, Inc.
Address	13337 South Street, Suite 279, Cerritos, CA 90703
Optional Information such as “For Further Credit To”	Avant Advisory Group, LLC, Avant Financial Advisors & Forensics, Inc.
Federal Tax ID	20-4844915

Please reference IRIS International Inc. in the body of the payment.

Effective Date and Termination

This agreement will be effective as of the earlier of (i) the date Avant begins providing Services to the Company, or (ii) the date of the last signature to this agreement as indicated on the signature page. In the event that a party breaches this agreement (including any Schedule) and fails to cure it within 10 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this agreement or the applicable Schedule effective upon written notice of such termination. The termination rights in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules.

Hiring the Avant Resource Outside of an Avant Agreement.

If, at any time during the time frame in which a Avant Resource is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this agreement or another Avant agreement, the Company or any of its subsidiaries or affiliates employs such Avant Resource, or engages such Avant Resource as an independent contractor, the Company will pay Avant a placement fee as described in the attached Schedule. The amount will be due and payable to Avant upon written demand to the Company.

Warranties and Disclaimers

We disclaim all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Without limiting the foregoing, we make no representation or warranty with respect to the Avant Resource or the Services provided hereunder, and we will not be responsible for any action taken by you in following or declining to follow any of the Avant Resource’s advice or recommendations. The Services provided by Avant and the Avant Resource hereunder are for the sole benefit of the Company and not any unnamed third parties. The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls.

Indemnification

Since Avant will be acting on your behalf in accordance with this agreement, you agree to indemnify and hold Avant and personnel, agents and contractors (“Indemnified Person” harmless against all cost, fees, expenses, damages, and liabilities (including reasonable defense costs and legal fees and charges for the time of Avant’s employees and staff at their then hourly rates), associated with any legal proceeding or other claim brought against us by a third party, including a subpoena or court order, arising from or relating to any services that we perform on and related to this engagement generally. This indemnity, as finally adjudicated by a finder of fact, shall not apply to the extent a claim arises out of our gross negligence or willful misconduct. Neither of us will be liable for any delays or failures in performance due to circumstances beyond our reasonable control.

Notwithstanding anything to the contrary, the aggregate liability of Avant and its affiliates and respective partners, members, shareholders, directors, officers, employees and agents for any claims, liabilities, or expenses of any kind relating to services performed for you, shall be limited to the aggregate amount of fees actually received by Avant.

You agree to enter into your standard Indemnification Agreement for Directors and Officers with the Avant Resource.

Insurance

You agree to add the Avant Resource as a covered party to the Company’s directors and officers (“D &O”) insurance. The Company will provide Avant or the Avant Resource with written evidence that the Company maintains directors’ and officers’ insurance covering the Avant Resource in an amount reasonably acceptable to Avant at no additional cost to the Avant Resource. The Company will maintain the insurance at all times while this agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least five years following termination or expiration of the applicable Schedule or will purchase a D&O extended reporting period or “tail” policy to cover the Avant Resource for the five year time period.

Resolution of Disputes

We believe the best way to avoid disappointments and misunderstandings are for there to be frequent and open communication between us. If a dispute should arise, we want to settle it quickly and fairly. We will try to do so through discussion. If we do not succeed in this endeavor, then we agree that all disputes and claims (other than claims seeking injunctive relief) relating to this agreement or the performance of services on your behalf, including, but not limited to, claims for payment default or gross negligence, shall be decided by binding and non-appealable arbitration before a sole arbitrator affiliated with American Arbitration Association (“AAA”) in Los Angeles County, California pursuant to the applicable AAA rules and procedures. Each of us shall have the right of discovery as part of the arbitration proceeding in accordance with California Code of Civil Procedure, Section 1283.05; provided, however, that the discovery period shall be determined by the arbitrator and the parties may agree to limit the scope of the discovery if the claims do not warrant extensive discovery. Arbitration of the dispute or claim shall commence no later than twenty (20) days after the selection or appointment of such arbitrator. The award shall be made promptly by the arbitrator and, unless agreed by the parties or specified by law, no later than fifteen (15) days from the date of the closing of the hearing. The arbitrator’s determination shall be final and non-appealable. In agreeing to this arbitration procedure, each of us irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any such action, proceeding or counterclaim (whether in contract, statute, tort or otherwise) and all judicial rights, including the right to appeal from the decision of the arbitrator. Notwithstanding the foregoing, any claim by Avant for indemnity or contribution arising from or relating to any third-party claim and/or Avant may, at the discretion of Avant, be adjudicated in such court having jurisdiction over such third-party claim. You irrevocably waive any objections to personal jurisdiction, improper venue or inconvenient forum in Los Angeles, California. Following the issuance of a final, non-appealable judgment or arbitral award, the prevailing party shall be entitled to recovery of costs, reasonable attorneys’ fees and an award of interest as provided by the arbitrator, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Additional Provisions

This agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law provisions.

In the event any member or employee of Avant (including, without limitation, any Avant Resource) is requested or authorized by you or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against you or by you against a third party, you will reimburse Avant for its member’s or employee’s professional time (based on customary rates) and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests. This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this agreement.

This agreement together with all Schedules constitutes the entire agreement between the parties with regard to this subject matter and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this agreement will be valid unless in writing and signed by both parties.

If any portion of this agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this agreement and will not cause the invalidity or unenforceability of the remainder of this agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

Neither party will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. The waiver by any party of a breach or violation of any provision of this agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this agreement.

Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

You may not assign your rights or obligations under this agreement without the express written consent of Avant. Nothing in this agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and Avant Resources.

The expiration or termination of this agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses and liquidated damage fees), governing law, arbitration, limitation of liability and indemnity.

You agree to reimburse Avant for all costs and expenses incurred by Avant in enforcing collection of any monies due under this agreement, including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees.

We appreciate the opportunity to serve you and believe this agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided. We would be pleased to discuss this agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this agreement and return it to my attention.

Sincerely, Avant Advisory Group, LLC

/s/ Martin S. McDermut
Martin S. McDermut
Managing Director

Accepted and agreed:

IRIS International Inc.

By:	/s/ César M. García
Name:	César M. García
Title:	Chairman, President and CEO
Date:	May 11, 2010

Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated April 30, 2010 (the “Agreement”), by and between Avant Advisory Group, LLC (“Avant” or “we”) and IRIS International Inc. (“Company” or “you”) and will be governed by terms and conditions of the Agreement.

Avant Resource Name: Martin S. McDermut

Service Description or Position: Chief Financial Officer (Interim)

Company Supervisor: Chairman, President and Chief Executive Officer

Start Date: May 11, 2010

Minimum Term: 3 months

Termination:

(a) After expiration of any minimum term set forth above, either party may terminate this Schedule by providing the other party a minimum of 15 days’ advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 15 days after the date of delivery of the notice. Avant will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.

(b) Avant may terminate this Schedule immediately upon written notice to the Company if: (i) the Company is engaged in or asks Avant or any Avant Resource to engage in or ignore any illegal or unethical activity; (ii) the Avant Resource ceases to be a member or employee of Avant for any reason; (iii) the Avant Resource becomes disabled; or (iv) the Company fails to pay any amounts due to us under the Agreement when due. For purposes of this Agreement, disability will be defined by the applicable policy of disability insurance or, in the absence of such insurance, by Avant’s management acting in good faith. Notwithstanding the foregoing, in lieu of terminating this Schedule under (ii) and (iii) above, upon the mutual agreement of the parties, the Avant Resource may be replaced by another Avant member or employee.

(c) The termination rights set forth in this section are in addition to and not in lieu of the termination rights set forth in the Agreement.

Fees: For the first three months, minimum term, the Company will pay to Avant a fee of $70,000.00 per month for the Avant Resource. The fees will be prorated for the first and final fee period based on the number of days in that period. If the engagement extends beyond three months, the fees will be reduced to $65,000 monthly for months four through six, and reduced further to $60,000 a month for months seven through twelve. In addition, the Company will reimburse Avant directly for all travel and out-of-pocket expenses incurred in connection with this agreement (including any Schedules).

Billings: Upon Execution of Agreement: $35,000. On the 15th and last day of each month: $35,000 automatically as described in the payment terms section of this Agreement

Payment: Payments will be split equally (50/50) between Martin S. McDermut and Avant Advisory Group, LLC. Payments to Avant Advisory will be made in accordance with the instructions included in the Agreement May 11, 2010. Payments to Mr. McDermut will be made by direct deposit, instructions to be provided.

Permanent Engagement: You will have the opportunity to make the Avant Resource a permanent, full-time member of the Company at any time during the term of this Schedule by entering into another form of Avant agreement, the terms of which will be negotiated at such time.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

Avant Advisory Group, LLC		IRIS International Inc.

By:	/s/ Martin S. McDermut	By:	/s/ César M. García
Name:	Martin S. McDermut	Name:	César M. García
Title:	Managing Director	Title:	Chairman, President and CEO

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